Exhibit 10.138

Change in Director Compensation

As reported in the Company's 2005 Proxy Statement, the existing Director Retainer Plan will expire on July 1, 2005.  If approved by shareholders, the Director Retainer Plan will be replaced by the Amended and Restated Omnibus Performance Equity Plan ("PEP") which will permit non-employee directors to be eligible for awards under the PEP. Upon shareholder approval, director compensation will include the following stock options and restricted stock units issued under the PEP.  The following terms were approved by the Board in its February 2005 meeting.  If the PEP is not approved by shareholders, the Directors would be not be able to receive the equity portion of the retainer as proposed for 2005 and, consequently, would need to consider an alternative retainer structure.  The Directors have not yet considered an alternative retainer if the PEP is not approved by shareholders.

Annual Retainer:	$35,000, 1,050 stock options* and 1,050 restricted stock rights*
Annual Committee Chair Fee:	$ 4,000 (in addition to meeting attendance fees)

Attendance Fees:	$ 0 per Board meeting $ 1,250 per Board Committee meeting

*The options and restricted stock rights will vest in three equal annual installments beginning on the first anniversary of the grant.  The exercise price of the stock option is equal to the fair market value of the common stock on the date of grant.  Fair market value is determined by the closing price of the NYSE on the date of the grant.

Directors are also reimbursed for any Board-related expenses.